Exhibit 5.2

601 Lexington Avenue New York, NY 10022

(212) 446-4800	Facsimile:
(212) 446-4900
www.kirkland.com

June 24, 2019

Charter Communications, Inc.

CCO Holdings, LLC

CCO Holdings Capital Corp.

400 Atlantic Street, 10th Floor

Stamford, Connecticut 06901

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to Charter Communications, Inc., a Delaware corporation (the “Company”), CCO Holdings Capital Corp., a Delaware corporation (“CCOH Capital”), CCO Holdings, LLC, a Delaware limited liability company (“CCO Holdings” and, together with CCOH Capital, the “Issuers”), and each of the entities listed on Exhibit A hereto (the “New Guarantors” and, together with the Issuers and the other guarantors from time to time, the “Registrants”) in connection with the proposed registration by the Registrants of the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Act”), of an unspecified amount of guarantees by the New Guarantors of senior debt securities (the “Securities”) to be issued by the Issuers pursuant to an indenture, dated as of November 20, 2015, by and among the Issuers, CCOH Safari, LLC and The Bank of New York Mellon Trust Company, N.A., as trustee and as collateral agent (as amended and supplemented through the date hereof, and as further amended and supplemented from time to time, the “Indenture”), and the guarantees of the Securities (the “Guarantees”) by the New Guarantors.

As such counsel, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificates of formation, limited liability company agreements and other organizational documents of the New Guarantors, as applicable, (ii) the registration statement (the “Registration Statement”) to which this letter is an exhibit, (iii) the resolutions or written consents of the manager or sole member, as applicable, of each of the New Guarantors with respect to the Registration Statement, (iv) the Indenture (including the Guarantees), and (v) forms of the Securities.

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June 24, 2019

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the New Guarantors, and the due authorization, execution and delivery of all documents by the parties thereto other than the New Guarantors. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuers and the New Guarantors.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when the Guarantees are duly authorized by and executed by the New Guarantors in accordance with the provisions of the Indenture and paid for pursuant to the documents governing their issuance and sale, the Guarantees will be validly issued under the Indenture and will be binding obligations of the New Guarantors.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the Delaware Limited Liability Company Act and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We are not qualified to practice law in the State of Delaware and our opinions herein regarding Delaware law are limited solely to our review of provisions of the Delaware Limited Liability Company Act which we consider normally applicable to transactions of this type, without our having made any

June 24, 2019

special investigation as to the applicability of another statute, law, rule or regulation. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture, the Securities and the Guarantees and the performance by the New Guarantors of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any of the New Guarantors is bound.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

June 24, 2019

EXHIBIT A

New Guarantors

Spectrum TV Essentials, LLC, a Delaware limited liability company

Spectrum Wireless Holdings, LLC, a Delaware limited liability company

TC Technology LLC, a Delaware limited liability company